EXHIBIT 99

ATTACHMENT 77G

For the period ending:  03/31/00

File number:  811-05009

DEFAULTS & ARREARS ON SENIOR SECURITIES

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1)      Town of Castle Rock, Local Improvement District 1988-2

        In default:  Interest
        Nature of Default:        (partial default) District did not make timely interest
        payment.
        Date of Default:          December 1, 1993 (50% interest payment)
                                  June 1, 1994 no interest payment
        Default per $1,000 face:  $ 530,000

2)      El Paso County, Colorado Pheasant Run LID 86-2 Local Improvement District

        In default:  Interest
        Nature of Default: District did not make timely interest payment. Date of Default: March, 1994
        Default per $1,000 face:  $ 90,588


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